Exhibit 99.1

For Immediate Release

Charles & Colvard Reports Record Sales and

Net Income in First Quarter

First Quarter Sales up 99%

MORRISVILLE, N.C., April 18, 2005 — Charles & Colvard, Ltd., (NASDAQ: CTHR) the sole source of moissanite – a created jewel available for use in fine jewelry – today reported operating results for the first quarter ended March 31, 2005.

Bob Thomas, President and Chief Executive Officer stated, “I am delighted by our 99% increase in sales for the first quarter. Our revenue growth was primarily due to expanded distribution, most notably the introduction of moissanite jewelry in 462 JCPenney stores in the fourth quarter of 2004. The 241 additional store March rollout at JCPenney and the 114 store initial March/April rollout at department stores whose jewelry departments are leased to Finlay Enterprises were very significant events in the later part of the first quarter that also contributed to our growth.”

Mr. Thomas continued, “The increased trade and consumer advertising exposure moissanite has achieved over the last few quarters has delivered positive impressions to a significant number of consumers. I am optimistic that having a jewel that sparkles more than any other combined with both increased consumer awareness and wider distribution will generate increased sales.”

Bob Thomas, concluded, “We continued to strengthen our financial results during the first quarter. Our Company’s first quarter sales represent the highest quarterly revenue in our history. Our 113% increase in North American sales is a result of obtaining increased trade and consumer acceptance. I am pleased with these sales levels and our ability to achieve record quarterly net income.”

The Company reported first quarter sales of $11.2 million resulting in operating income of $3,384,000 and net income of $2,012,000 or $.14 per diluted share. This represents a near doubling of last year’s first quarter sales of $5.6 million, a 166% gain over last year’s first quarter operating income of $1,273,000, and a 262% increase in net income.

The $2,111,000 increase in operating income in the first quarter was generated by the increase in sales partially offset by a 7.0 percentage point decrease in the gross margin percentage, a $586,000 increase in sales and marketing expenses primarily due to increased advertising in support of new and existing jewelry retailers, as well as a $301,000 increase in general and administrative expenses caused by increased compensation expenses.

A comparison of key operating results for the first quarter are as follows (in thousands, except for per share data):

	First Quarter
	2005	2004
Net sales	$11,219	$5,638
Operating income	$3,384	$1,273
Net income	$2,012	$555
Net income per diluted share	$0.14	$0.04

Domestic sales, which represent 94% of total sales, were up 113% (115% in carats) for the quarter primarily attributable to the sales resulting from the fourth quarter 2004 JCPenney launch as well as the the rollout of additional JCPenney stores on March 1, 2005 and the initial March/April rollout to jewelry departments leased to Finlay Enterprises. International sales for the quarter decreased 1% (increased 4% in carats) primarily due to lower sales in Korea offset by increased sales in Thailand. Total carat shipments for the first 2005 quarter were 102% above the same period of 2004.

Gross margin as a percentage of sales for the first quarter was 62.0% compared to 69.0% for the same quarter in 2004. This decrease was primarily caused by higher production cost during the specific FIFO period being relieved from inventory and a 3% decrease in average selling price per carat due to a change in the mix of stone sizes sold. The gross margin for the first quarter of 2004 was unusually high compared to historical margins.

Operating expenses were up 36% for the quarter when compared to last year’s amounts due to higher sales and marketing expenditures used to promote customer sales opportunities and an increase in compensation expense. As a percentage of sales, operating expenses for the quarter were 32%, a decrease of 14 percentage points when compared to the same quarter last year.

The effective income tax rate for the quarter was 41.7%. This rate is lower than the 57.2% rate for the first quarter of 2004 due to a lesser tax impact of our foreign operations.

Accounts Receivable increased from $7.0 million at December 31, 2004 to $10.7 million at March 31, 2005 primarily due to a $2.5 million increase in first quarter 2005 sales over fourth quarter 2004 sales levels.

CONFERENCE CALL

Management will host a conference call on Tuesday April 19, 2005 at 9:00 a.m. EDT to discuss these results as well as other corporate developments. After opening remarks, there will be a question and answer period. Interested parties may participate in the call by dialing 888-243-6208 (973-409-9256 for international callers). Please call in 10 minutes before the conference is scheduled to begin and ask for the Charles & Colvard call. The conference call will also be broadcast live over the Internet.

To listen to the live call, please go to www.moissanite.com and click on the Investor Relations section where conference calls are posted. Please go to the website 15 minutes early to download and install any necessary audio software.

If you are unable to listen live, the conference call will be archived online and can be accessed for approximately 90 days. A recorded telephone replay of the call will also be available for approximately one week following the live call. Listeners may dial 877-519-4471 (973-341-3080 for international callers) and use the code #5919994 for the telephone replay.

Charles & Colvard, based in the Research Triangle Park area of North Carolina, is the sole source of moissanite, a created jewel used in fine jewelry. Moissanite is near colorless, with more fire, brilliance and luster than a fine diamond, but retails for only a fraction of the cost. For more information, please access www.moissanite.com.

This press release may contain forward-looking statements. Such forward-looking statements are subject to a number of material risks, uncertainties and contingencies that could cause actual results to differ materially from those set forth in the forward-looking statements. Those risks and uncertainties include but are not limited to the Company’s ability to manage growth effectively, dependence on Cree Inc. as the current supplier of the substantial majority of the raw material and risks inherent in developing a material second source of supply through Norstel AB; dependence on a limited number of distributors such as K&G Creations, Reeves Park and Stuller Settings, Inc.,our early stage of development, dependence on continued growth and consumer acceptance of the Company’s products, and other risks and uncertainties set forth in the Company’s 10-K for the year ended December 31, 2004 and other filings with the Securities and Exchange Commission.

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CONTACT:	-OR-	INVESTOR RELATIONS:

Jim Braun, CFO		Tony Schor
Charles & Colvard		Investor Awareness
(919) 468-0399 Ext. 224		(847) 945-2222
www.moissanite.com		tonyschor@investorawareness.com

Charles & Colvard, Ltd.

Condensed Consolidated Statements of Operations

	Three Months Ended March 31,
	(Unaudited)
	2005	2004
Net sales	$11,218,765	$5,637,534
Cost of goods sold	4,266,759	1,746,639

Gross profit	6,952,006	3,890,895

Operating expenses:
Marketing and sales	2,328,500	1,742,583
General and administrative	1,173,425	871,950
Research and development	65,665	3,012

Total operating expenses	3,567,590	2,617,545

Operating income	3,384,416	1,273,350

Interest income	69,419	24,330

Income before taxes	3,453,835	1,297,680

Income tax expense	1,441,887	742,323

Net income	$2,011,948	$555,357

Net income per share:
Basic	$0.15	$0.04

Diluted	$0.14	$0.04

Weighted-average common shares:
Basic	13,513,545	13,219,127

Diluted	14,094,601	13,491,967

Charles & Colvard, Ltd.

Condensed Consolidated Balance Sheets

(Unaudited)

	March 31, 2005	December 31, 2004
Assets
Current Assets:
Cash and equivalents	$13,507,145	$12,873,847
Accounts receivable	10,667,823	7,007,054
Interest receivable	17,964	14,798
Notes receivable	32,760	—
Inventory	19,973,246	21,458,879
Inventory on consignment	3,305,221	3,243,797
Prepaid expenses and other assets	474,350	439,371
Deferred income taxes	476,027	455,766

Total Current Assets	48,454,536	45,493,512
Long-Term Assets
Notes receivable	367,240	—
Furniture and equipment, net	515,217	524,645
Patent and license rights, net	329,407	348,435
Deferred income taxes	2,807,114	4,269,033

Total Long Term Assets	4,018,978	5,142,113

Total Assets	$52,473,514	$50,635,625

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable:
Cree, Inc.	$705,820	$663,630
Other	651,386	1,565,163
Accrued payroll	586,587	557,801
Accrued co-op advertising	758,567	208,000
Accrued expenses and other liabilities	267,296	382,634

Total Current Liabilities	2,969,656	3,377,228

Shareholders’ Equity:
Common stock	56,622,549	56,495,095
Additional paid-in capital – stock options	1,874,179	1,768,120
Accumulated deficit	(8,992,870)	(11,004,818)

Total Shareholders’ Equity	49,503,858	47,258,397

Total Liabilities and Shareholders’ Equity	$52,473,514	$50,635,625